EXHIBIT 99.2

NEWS RELEASE for February 21, 2013

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

GENTHERM ANNOUNCES CLOSING OF TRANSACTION TO ACQUIRE

ALL W.E.T. SHARES OWNED BY LARGEST MINORITY SHAREHOLDER

NORTHVILLE, MICHIGAN, U.S.A. AND HEIDELBERG, GERMANY (February 21, 2013) . . . Gentherm Incorporated (NASDAQ-GS: THRM), the global market leader and a developer of innovative thermal management technologies, today announced the closing of the previously announced acquisition of all the shares of W.E.T. Automotive Systems AG (W.E.T.) owned by Heidelberg, Germany-based Deutsche Balaton AG, the largest minority shareholder of W.E.T.

Gentherm issued 3.3 million common shares and paid approximately $7.5 million in cash in exchange for Deutsche Balaton’s 442,253 shares in W.E.T. (or 13.8 percent of the total outstanding W.E.T. shares). Another minority shareholder in W.E.T. has agreed to sell 23,044 W.E.T. shares to Gentherm for €85 per share in cash. The above acquisitions bring the total stock of W.E.T. held by Gentherm to 2,897,360 shares, representing approximately 90 percent of W.E.T.’s outstanding shares.

In connection with the closing, Deutsche Balaton withdrew its legal case opposing the registration of a Domination and Profit and Loss Transfer Agreement (DPLTA), which, under German law, allows Gentherm and W.E.T. to be managed as one operational entity. Gentherm has agreed to offer to acquire, upon registration of the DPLTA, the remaining shares of W.E.T. held by other minority shareholders for a total payment of €85 per W.E.T. share, or an aggregate of approximately $37 million in cash.

Gentherm and W.E.T. will now pursue swift registration of the DPLTA.

About Gentherm

Gentherm Incorporated (NASDAQ-GS:THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include actively heated and cooled seat systems and cup holders, heated and ventilated seat systems, thermal storage bins, heated seat and steering wheel systems, cable systems and other electronic devices. The Company’s advanced technology team is developing more efficient materials for thermoelectrics and systems for waste heat recovery and electrical power generation for the automotive market that may have far-reaching applications for consumer products as well as industrial and technology markets. Gentherm has more than 6,000 employees in facilities in the U.S., Germany, Mexico, China, Canada, Japan, England, Korea, Malta, Hungary and the Ukraine. For more information, go to www.gentherm.com.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Gentherm’s Securities and Exchange Commission (SEC) filings and reports, including, but not limited to, its Form 10-Q for the period ended September 30, 2012, and its Form 10-K for the year ended December 31, 2011; all of which are available free of charge on the SEC’s website at www.sec.gov. Gentherm expressly disclaims any intent or obligation to update any forward-looking statements.

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